Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Yukon New Parent, Inc. (the “Company”) on Form S-4 (No. 333-286043) to be filed on or about July 9, 2025 of our report dated March 17, 2025, on our audit of the consolidated financial statements of the Company as of February 7, 2025 and for the period January 7, 2025 to February 7, 2025 Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
July 9, 2025